Exhibit HHH
Series A 6% Cumulative Convertible Preferred Shares
The first series of preferred shares of BELLUS Health Inc. (the “Corporation”) consists of an unlimited number of shares designated as “Series A 6% Cumulative Convertible Preferred Shares” (the "Series A Preferred Shares”) and shall have attached thereto, in addition to the rights, privileges, restrictions and conditions attached to the preferred shares as a class, the following rights, privileges, restrictions and conditions:
(a)	Voting Rights: Except as provided in the Canada Business Corporations Act (the “CBCA”) or in the articles of the Corporation, the holders of Series A Preferred Shares (the “Holders”) shall not be entitled, as such, to receive notice of or to attend or vote at any meeting of shareholders of the Corporation other than a meeting of the Holders of Series A Preferred Shares.

(b)	Dividends:
(i)	The Holders of Series A Preferred Shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board of Directors”), cumulative dividends from the date of issuance of the Series A Preferred Shares (the “Issue Date”) accruing at the rate of 6% of the Liquidation Preference (as defined below) per Series A Preferred Share per annum, payable annually in arrears on December 15 of each year, commencing on December 15, 2009 or, if any such date is not a day that is not a Saturday, a Sunday or a legal holiday in Montreal, Quebec (a “Business Day”), on the next succeeding Business Day (each, a “Dividend Payment Date”), to the Holders of record on the 10th day prior to the relevant Dividend Payment Date (each, a “Record Date”). Accrued but unpaid dividends, if any, may be paid on such dates as determined by the Board of Directors.

(ii)	Dividends payable on the Series A Preferred Shares will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends on the Series A Preferred Shares will accrue from the Issue Date.

(iii)	Any dividend (a “Dividend Amount”) on the Series A Preferred Shares shall be payable, (i) in cash or (ii) subject to applicable law, through the issuance of a number of common shares of the Corporation (the “Common Shares”) equal to the Dividend Amount divided by the five-day VWAP as at the date of declaration of the dividend.

For the purposes hereof, “VWAP” shall mean the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange, calculated by dividing the total value by the total volume of Common Shares or other listed securities traded for the relevant period. In the absence of a listing, the VWAP shall be such price as the Board of Directors shall reasonably determine.
(iv)	Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the annual period to which they relate. Accumulated unpaid dividends will accrue and cumulate dividends at a rate of 6% of the Liquidation Preference (as defined below) per annum.

(v)	The Holders of the Series A Preferred Shares shall not be entitled to any dividend in excess of the dividend hereinbefore provided for. No cash or in-kind dividends may be declared and paid on the Common Shares unless or until the dividend hereinbefore provided for has been declared and paid on the Series A Preferred Shares.
(c)	Liquidation Preferences: In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or distribution of all or substantially all of the assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share, in preference and priority to any distribution of the property or assets of the Corporation to the holders of the Common Shares, an amount equal to the sum of (i) US$0.323 per Series A Preferred Share (the “Liquidation Preference”), plus (ii) all declared and accrued unpaid dividends (if any).

(d)	Voluntary Conversion:
(i)	Each Series A Preferred Share, together with all Dividend Amounts accrued, whether or not declared, on such Series A Preferred Shares up to the date of conversion and remaining unpaid on such shares, will be convertible at the option of the Holder, at any time until the earlier of the Maturity Date and a Change in Control, into Common Shares on the basis of one Common Share for each Series A Preferred Share (the “Conversion Rate”), subject to adjustment to the Conversion Rate as set forth below.

(ii)	The conversion privilege herein provided for may be exercised by notice in writing given to the transfer agent for the Series A Preferred Shares at its principal office in the city of Montreal, Quebec, or to such other transfer agent or any agency or office of the Corporation maintained for that purpose at such other city or cities as the Corporation may from time to time appoint, accompanied by the certificate or certificates representing Series A Preferred Shares in respect of which the holder thereof desires to exercise such right of conversion. Such notice shall be signed by such holder or his duly authorized attorney and shall specify the number of Series A Preferred Shares which the holder desires to have converted. The transfer form in the certificate or certificates in question need not be endorsed, except in the circumstances contemplated by subclause (iii). If less than all the Series A Preferred Shares represented by a certificate or certificates accompanying any such notice are to be converted, the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series A Preferred Shares comprised in the certificate or certificates surrendered as aforesaid which are not to be converted.
(iii)	On any conversion of Series A Preferred Shares and Dividend Amounts the share certificates for Common Shares resulting therefrom shall be issued in the name of the registered holder of the Series A Preferred Shares converted or in such name or names as such registered holder may direct in writing (either in the notice referred to in subclause (ii) or otherwise), provided that such registered holder shall pay any applicable security transfer taxes; in any such case the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series A Preferred Shares or his duly authorized attorney, with signature guaranteed in a manner satisfactory to the transfer agent.

(iv)	Subject as hereinafter provided in this subclause (iv), the right of a holder of Series A Preferred Shares to convert the same into Common Shares shall be deemed to have been exercised, and the registered holders of Series A Preferred Shares to be converted (or any person or persons in whose name or names any such registered holder of Series A Preferred Shares shall have directed certificates representing Common Shares to be issued as provided in subclause (iii)) shall be deemed to have become holders of Common Shares of record of the Corporation for all purposes on the respective dates of surrender of certificates representing the Series A Preferred Shares to be converted accompanied by notice in writing as provided in subclause (ii) hereof, notwithstanding any delay in the delivery of certificates representing the Common Shares into which such Series A Preferred Shares have been converted.

(v)	If and whenever at any time prior to the earlier of the Maturity Date or a Change in Control, the outstanding Common Shares shall be subdivided, redivided or changed into a greater or consolidated into a lesser number of shares (any such event being herein called a “Common Share Reorganization”) the Conversion Rate then in effect shall be adjusted immediately after the effective date or record date at which the holders of Common Shares are determined for purposes of the Common Share Reorganization by multiplying the Conversion Rate in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization, and the denominator of which shall be the number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization.
(vi)	A holder of Series A Preferred Shares on the record date for any dividend paid on such share will be entitled to the Dividend Amount that would have been paid on the related Dividend Payment Date only if the holder, had not converted such Dividend Amounts into Common Shares notwithstanding that such share is converted after such record date and before the payment date of such dividend, and the registered holder of any Common Share resulting from any conversion shall be entitled to rank equally with the registered holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on any date after the date of conversion. Subject as aforesaid, no payment or adjustment will be made on account of any dividend, accrued or otherwise, on the Series A Preferred Shares converted or the Common Shares resulting from any conversion.

(vii)	The Corporation shall not issue fractional shares upon any conversion of Series A Preferred Shares and Dividend Amounts. If a fractional interest in a Common Share would, except for the provisions of this paragraph, be deliverable upon conversion of a Series A Preferred Share and Dividend Amounts, the Corporation shall issue a non-voting and non-dividend bearing bearer scrip certificate of the Corporation in respect of such fractional interest, which scrip certificate, when surrendered to the transfer agent for the Common Shares at any office for the transfer of Common Shares of the Corporation, together with similar scrip certificates representing in the aggregate the right to receive at least one whole Common Share, shall be exchangeable for a share certificate or certificates for the full number of Common Shares called for by all the scrip certificates so surrendered and a new scrip certificate in respect of any remaining fractional interest in a Common Share called for thereby. Such scrip certificate shall become void on such date, not less than three years after the date of issuance thereof, as shall be determined by the board of directors of the Corporation and stated in such scrip certificate and on such date each such scrip certificate which has become void and the fractional interest represented thereby shall be deemed to have been purchased by the Corporation. Such scrip certificate shall be in such form and contain such reasonable terms and provisions as the board of directors shall at any time or from time to time determine.
(viii)	If the Corporation proposes to issue subscription warrants, or other rights, to holders of its Common Shares to purchase any shares or other securities of the Corporation, or to pay any stock dividend upon its Common Shares or make any distribution (other than cash dividends) to the holders of its Common Shares, the Corporation shall so notify each registered holder of Series A Preferred Shares by written notice given at least 20 days prior to the date fixed by the Corporation as the record date in connection with the issue of such subscription warrants or other rights to purchase shares or other securities, stock dividends or other distribution. Such notice shall set forth the record date fixed as aforesaid and such particulars of such issue of subscription warrants or other rights, stock dividends or other distribution as shall have been fixed and determined at the date on which such notice is given.
(e)	Automatic Conversion: The Series A Preferred Shares shall be converted automatically into Common Shares, at the then applicable Conversion Rate, upon the earlier of (i) the date that is five years and one day after the Issue Date (the “Maturity Date”) and (ii) the occurrence of a Change in Control, and, subject to applicable law, all declared and accrued unpaid dividends (if any) shall be paid to Holders in Common Shares concurrently to a Change in Control.
For the purposes hereof, a “Change in Control” shall be deemed to have occurred at such time as:
(i)	Any transaction, other than a transaction completed concurrently with or prior to the issue of the Series A Preferred Shares, is completed pursuant to which any person or group of persons becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total outstanding voting power of all classes of the securities of the Corporation entitled to vote in the election of directors;

(ii)	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of the Corporation, or of the Corporation and its subsidiaries on a consolidated basis, to any person or group of persons; or

(iii)	the Corporation consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Corporation, unless the persons that beneficially owned, directly or indirectly, the voting shares of the Corporation immediately prior to such consolidation or merger, beneficially own, directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting shares representing at least a majority of the total outstanding voting power of all outstanding classes of the voting shares of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger.
(f)	The provisions contained in clauses numbered (a) to (f) inclusive (including this clause) of the conditions attaching to this series as a class or any of them may be deleted, varied, modified, amended or amplified by articles of amendment but only with the prior approval of the holders of Series A Preferred Shares by special resolution, as defined in the CBCA, in addition to any vote or authorization required by the CBCA.